Exhibit 10.15
CASH AWARD AGREEMENT
This Cash Award Agreement (this “Agreement”), dated as of [Month, Day, Year] (the “Grant Date”), is made between SelectQuote, Inc. (the “Company”) and                                 (the “Participant”).
W I T N E S S E T H
The SelectQuote, Inc. 2020 Omnibus Incentive Plan (the “Plan”) (any and all capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them in the Plan) provides for the grant of cash awards. In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:
1.Grant and Vesting of Cash Award.
(a)    Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Participant, as of the Grant Date, a cash award in the amount of $[Dollar Amount] (the “Cash Award”). The Cash Award shall vest in accordance with Section 1(b) of this Agreement.
(b)    Subject to the terms and conditions of this Agreement and the provisions of the Plan, the Cash Award shall vest and no longer be subject to any restriction (such period during which restrictions apply to the Cash Award or a portion thereof, the “Restriction Period”) in three ratable installments commencing on the one-year anniversary of the Grant Date (each such date, the “Vesting Date” with respect to the applicable portion of the Cash Award); provided the Participant has not incurred a Termination of Service prior to the applicable Vesting Date.
(c)    In the event that the Participant incurs a Termination of Service during the Restriction Period for any reason, the unvested portion of the Cash Award shall be forfeited by the Participant effective immediately upon such Termination of Service and shall cease to be eligible for vesting hereunder.
(d)    In the event of a Change in Control, the Cash Award, to the extent unvested, shall vest in full.
(e)    Notwithstanding any other provision hereof, in the event that the Participant violates any of the restrictive covenants set forth in the applicable Employee Agreement between the Participant and the Company (or in any other agreement between the Participant and the Company), (i) the Cash Award, to the extent unvested, shall be immediately forfeited, and (ii) the Company may require the Participant to repay to the Company any portion of the Cash Award that vested during the year prior to such violation.

(f)

2.Settlement of Award.
As soon as practicable after the Cash Award or any portion thereof has vested, the Company shall, subject to Section 5 of this Agreement, deliver to the Participant a cash payment in an amount equal to the Cash Award or the applicable portion thereof. The obligation of the Company to deliver amounts hereunder shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations.
3.Nontransferability.
Neither the Cash Award nor any portion thereof shall be transferable by the Participant by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.
4.Grant Subject to Plan Provisions.
This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. This grant is subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) capital or other changes of the Company and (c) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. In the event of any conflict between this Agreement and the terms of the Plan, the terms of the Plan shall control.
5.Taxes and Withholding.
No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal, state, local or foreign income tax purposes with respect to the Cash Award or any portion thereof, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The obligations of the Company under this Agreement shall be conditioned on compliance by the Participant with this Section 5, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant, including deducting such amount from the delivery of cash upon settlement of the Cash Award or the portion thereof that gives rise to the withholding requirement.
6.Effect of Agreement.
The rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent. Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in the employ or service of the Company or any of its affiliates or interfere in any way with the right of the Company or any such affiliates to terminate the Participant’s employment or service at any time.
7.Governing Law; Captions.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
8. Signature in Counterparts.
This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set the Participant’s hand.
SELECTQUOTE INC.

By:	/s/ Daniel A. Boulware
Name:	Daniel A. Boulware
Title:	General Counsel and Secretary

PARTICIPANT

[Name of Participant]

Signature Page to Cash Award Agreement